Exhibit 99.1

CrossAmerica Partners LP Reports Third Quarter 2026 Results

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Reported Third Quarter of 2026 Net Income of $8.8 million, Adjusted EBITDA of $38.7 million and Distributable Cash Flow of $21.8 million compared to Net Income of $13.6 million, Adjusted EBITDA of $41.3 million and Distributable Cash Flow of $27.8 million for the Third Quarter of 2025
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Reported Third Quarter of 2026 Gross Profit for the Retail Segment of $78.0 million compared to $80.0 million of Gross Profit for the Third Quarter of 2025 and Third Quarter of 2026 Gross Profit for the Wholesale Segment of $23.1 million compared to $24.8 million of Gross Profit for the Third Quarter of 2025
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Leverage, as defined in the CAPL Credit Facility, was 3.72 times as of September 30, 2026, compared to 3.56 times as of September 30, 2025
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The Distribution Coverage Ratio for the trailing twelve months ended September 30, 2026, was 1.32 times compared to 1.00 times for the comparable period of 2025
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The Board of Directors of CrossAmerica's General Partner declared a quarterly distribution of $0.5250 per limited partner unit attributable to the Third Quarter of 2026

Allentown, PA November 4, 2026 – CrossAmerica Partners LP (NYSE: CAPL) (“CrossAmerica” or the “Partnership”), a leading wholesale fuels distributor, convenience store operator, and owner and lessor of real estate used in the retail distribution of motor fuels, today reported financial results for the third quarter ended September 30, 2026.

“While higher fuel prices pressured volumes in the third quarter, our team continued to deliver on the things we can control,” said Maura Topper, CEO and President of CrossAmerica. “Our merchandise business again delivered, with continued growth in merchandise margin percentage reflecting the strength of our convenience store operations and programs, and our focus on cost management drove lower operating expenses across the business. These results, together with solid fuel margins, keep us materially ahead of last year through the first nine months in both Adjusted EBITDA and Distributable Cash Flow.”

Third Quarter Results

Consolidated Results

Key Operating Metrics	Q3 2026	Q3 2025
Net Income	$8.8M	$13.6M
Adjusted EBITDA	$38.7M	$41.3M
Distributable Cash Flow	$21.8M	$27.8M
Distribution Coverage Ratio: Current Quarter	1.09x	1.39x
Distribution Coverage Ratio: Trailing 12 Months	1.32x	1.00x

CrossAmerica reported declines in Net Income, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage for the third quarter of 2026 compared to the third quarter of 2025. The decrease in Adjusted EBITDA was primarily driven by a decline in motor fuel volume in both the retail and wholesale segments, partially offset by an increase in merchandise gross profit in the retail segment and an overall decline in operating expenses. The decline in Net Income was primarily driven by the decrease in Adjusted EBITDA in addition to lower net gains in connection with CrossAmerica's ongoing real estate optimization effort with $7.4 million in net gains for the third quarter of 2025 compared to $2.4 million in net gains for the third quarter of 2026.

The decrease in Distributable Cash Flow and Distribution Coverage for the third quarter of 2026 was primarily driven by the decline in Adjusted EBITDA noted above in addition to increases in sustaining capital expenditures and current income tax expense, partially offset by lower cash interest expense.

Retail Segment

Key Operating Metrics	Q3 2026	Q3 2025
Retail segment gross profit	$78.0M	$80.0M

Retail segment motor fuel gallons distributed	128.6M	141.8M
Same store motor fuel gallons distributed	123.2M	133.1M
Retail segment motor fuel gross profit	$37.6M	$40.7M
Retail segment margin per gallon, before deducting credit card fees and commissions	$0.404	$0.384

Same store merchandise sales excluding cigarettes*	$74.6M	$74.4M
Merchandise gross profit*	$32.8M	$32.0M
Merchandise gross profit percentage*	30.3%	28.9%

Operating Expenses	$50.5M	$50.6M
Retail Sites (average for period)	549	592

*Includes only company operated retail sites

For the third quarter of 2026, the retail segment gross profit declined 2% compared to the third quarter of 2025, primarily due to a decrease in motor fuel gross profit, partially offset by increases in merchandise and other revenue gross profit compared to the prior year.

The motor fuel gross profit for the retail segment declined $3.2 million or 8%, attributable to a 9% decrease in motor fuel volume sold for the three months ended September 30, 2026, as compared to the same period in 2025. The volume decline was due primarily to a 7% decrease in same store motor fuel gallons as well as a decrease in the average retail site count due to the sale of certain company operated and commission agent sites in connection with CrossAmerica's real estate optimization effort. This volume decline was partially offset by an increase in margin per gallon of 5%, which was primarily driven by greater volatility in crude oil prices between the two periods.

For the third quarter of 2026, CrossAmerica’s merchandise gross profit increased 2% when compared to the third quarter of 2025, despite a 7% decline in average company operated store count. Same store merchandise sales excluding cigarettes were relatively flat for the third quarter of 2026 when compared to the third quarter of 2025. Merchandise gross profit percentage increased from 28.9% for the third quarter of 2025 to 30.3% for the third quarter of 2026 due to improved merchandise sales mix towards higher food margin categories as well as improved category level merchandise margins.

Operating expenses for the retail segment declined slightly, $0.2 million dollars, with same store retail segment operating expenses increasing 1%, offset by the decline in the average retail segment site count.

Wholesale Segment

Key Operating Metrics	Q3 2026	Q3 2025
Wholesale segment gross profit	$23.1M	$24.8M
Wholesale motor fuel gallons distributed	162.8M	177.7M
Average wholesale gross profit per gallon	$0.088	$0.088

During the third quarter of 2026, CrossAmerica’s wholesale segment gross profit declined 7% when compared to the third quarter of 2025. The decrease was primarily driven by a 9% or $1.4 million decline in motor fuel gross profit.

The decrease in motor fuel gross profit for the third quarter of 2026 when compared to the third quarter of 2025 was driven by an 8% decline in wholesale volume distributed. The decline in volume was primarily due to a reduction in volume in the base business as well as the net loss of independent dealer contracts. Operating expenses declined $1.1 million or 16% primarily due to a decrease in average controlled site count due to CrossAmerica's real estate optimization effort.

Investment and Real Estate Activity

During the three months ended September 30, 2026, CrossAmerica sold 15 sites for $10.6 million in proceeds, resulting in a net gain of $2.9 million. For the nine months ended September 30, 2026, CrossAmerica sold 36 sites for $26.0 million in proceeds, resulting in a net gain of $10.3 million. CrossAmerica maintained a supply relationship post sale with substantially all of the locations divested during the periods.

Also during the third quarter of 2026, CrossAmerica invested $7.2 million in capital expenditures across its portfolio of locations. Growth capital spending totaled $1.9 million during the quarter and $6.4 million year to date, with spending focused on company operated retail location renovations, including expanded food offerings. Sustaining capital expenditures totaled $5.3 million in the quarter and $11.6 million year to date, with investment focused on CrossAmerica's company operated portfolio.

Liquidity and Capital Resources

As of September 30, 2026, CrossAmerica had $674.5 million outstanding under its Credit Facility. As of October 30, 2026, after taking into consideration debt covenant restrictions, approximately $237 million was available for future borrowings under the Credit Facility. Leverage, as defined in the Credit Facility, was 3.72 times as of September 30, 2026, compared to 3.56 times as of September 30, 2025. As of September 30, 2026, CrossAmerica was in compliance with its financial covenants under the Credit Facility.

Distributions

On October 21, 2026, the Board of the Directors of CrossAmerica’s General Partner (“Board”) declared a quarterly distribution of $0.5250 per limited partner unit attributable to the third quarter of 2026. As previously announced, the distribution will be paid on November 12, 2026, to all unitholders of record as of November 2, 2026. The amount and timing of any future distributions is subject to the discretion of the Board as provided in CrossAmerica’s Partnership Agreement.

Conference Call

The Partnership will host a conference call on November 5, 2026, at 9:00 a.m. Eastern Time to discuss the third quarter of 2026 earnings results. The conference call numbers are 800-717-1738 or 646-307-1865 and the passcode for both is 301276. An audio webcast of the conference call and the related earnings materials, including reconciliations of any non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the CrossAmerica website (www.crossamericapartners.com). After the conference call, an archive of the webcast will be available on the investor section of the CrossAmerica site at https://caplp.gcs-web.com/webcasts-presentations within 24 hours after the call for a period of sixty days.

Non-GAAP Measures and Same Store Metrics

Non-GAAP measures used in this release include EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. These Non-GAAP measures are further described and reconciled to their most directly comparable GAAP measures in the Supplemental Disclosure Regarding Non-GAAP Financial Measures section of this release.

Same store fuel volume and same store merchandise sales include aggregated individual store results for all stores that had fuel volume or merchandise sales and that were operated in the same class of trade for all months for both periods. Same store merchandise sales excludes other revenues such as lottery commissions and car wash sales.

CROSSAMERICA PARTNERS LP

CONSOLIDATED BALANCE SHEETS

(Thousands of Dollars, except unit data)

(Unaudited)

	September 30,	December 31,
	2026	2025
ASSETS
Current assets:
Cash and cash equivalents	$7,830	$3,137
Accounts receivable, net of allowances of $319 and $635, respectively	31,945	28,566
Accounts receivable from related parties	435	687
Inventory	71,144	59,610
Assets held for sale	8,465	9,690
Current portion of interest rate swap contracts	4,032	801
Other current assets	8,895	8,590
Total current assets	132,746	111,081
Property and equipment, net	567,104	547,686
Right-of-use assets, net	101,107	121,636
Intangible assets, net	50,836	61,638
Goodwill	99,409	99,409
Deferred tax assets	—	760
Interest rate swap contracts, less current portion	3,084	325
Other assets	21,532	22,199
Total assets	$975,818	$964,734

LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt and finance lease obligations	$9,735	$3,465
Current portion of operating lease obligations	24,559	29,008
Accounts payable	81,609	63,413
Accounts payable to related parties	7,704	6,536
Current portion of interest rate swap contracts	7	697
Accrued expenses and other current liabilities	27,500	27,378
Motor fuel and sales taxes payable	18,094	19,013
Total current liabilities	169,208	149,510
Debt and finance lease obligations, less current portion	712,579	687,187
Operating lease obligations, less current portion	80,299	96,974
Deferred tax liabilities, net	9,576	7,409
Asset retirement obligations	43,797	45,014
Interest rate swap contracts, less current portion	—	1,390
Other long-term liabilities	45,071	49,289
Total liabilities	1,060,530	1,036,773

Commitments and contingencies (Note 9)

Preferred membership interests	30,874	30,289

Equity:
Common units— 38,173,255 and 38,135,078 units issued and outstanding at September 30, 2026 and December 31, 2025, respectively	(122,625)	(101,280)
Accumulated other comprehensive income (loss)	7,039	(1,048)
Total deficit	(115,586)	(102,328)
Total liabilities and equity	$975,818	$964,734

CROSSAMERICA PARTNERS LP

CONSOLIDATED STATEMENTS OF OPERATIONS

(Thousands of Dollars, Except Unit and Per Unit Amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Operating revenues (a)	$1,194,575	$971,847	$3,215,422	$2,796,247
Cost of sales (b)	1,093,449	867,077	2,903,886	2,500,671
Gross profit	101,126	104,770	311,536	295,576

Operating expenses:
Operating expenses (c)	56,274	57,541	167,735	174,364
General and administrative expenses	6,713	6,496	20,013	20,745
Depreciation, amortization and accretion expense	16,843	20,033	50,673	69,671
Total operating expenses	79,830	84,070	238,421	264,780
Gain on dispositions and lease terminations, net	2,415	7,387	9,618	40,789
Operating income	23,711	28,087	82,733	71,585
Other income, net	238	152	607	418
Interest expense	(12,176)	(11,786)	(34,268)	(37,199)
Income before income taxes	11,773	16,453	49,072	34,804
Income tax expense	3,007	2,865	8,835	3,163
Net income	8,766	13,588	40,237	31,641
Accretion of preferred membership interests	692	696	2,096	2,041
Net income available to limited partners	$8,074	$12,892	$38,141	$29,600

Net income per common unit
Basic	$0.21	$0.34	$1.00	$0.78
Diluted	$0.21	$0.34	$1.00	$0.77

Weighted-average common units:
Basic	38,168,524	38,112,342	38,155,235	38,094,754
Diluted	38,331,411	38,268,579	38,317,542	38,254,986

Supplemental information:
(a) includes excise taxes of:	$75,016	$83,041	$215,741	$239,295
(a) includes rent income of:	14,193	15,167	43,419	47,828
(b) excludes depreciation, amortization and accretion
(b) includes rent expense of:	3,690	4,834	11,573	14,652
(c) includes rent expense of:	4,548	4,732	13,599	13,974

CROSSAMERICA PARTNERS LP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Thousands of Dollars)

(Unaudited)

	Nine Months Ended September 30,
	2026	2025
Cash flows from operating activities:
Net income	$40,237	$31,641
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion expense	50,673	69,671
Amortization of deferred financing costs	1,497	1,453
Credit loss expense	23	—
Deferred income tax expense (benefit)	2,927	(2,918)
Equity-based employee and director compensation expense	1,102	1,353
Gain on dispositions and lease terminations, net	(9,618)	(40,789)
Changes in operating assets and liabilities, net of acquisitions	(1,268)	1,654
Net cash provided by operating activities	85,573	62,065

Cash flows from investing activities:
Principal payments received on notes receivable	146	92
Proceeds from sale of assets	26,768	94,788
Capital expenditures	(18,056)	(28,657)
Cash paid in connection with acquisitions, net of cash acquired	(1,800)	—
Net cash provided by investing activities	7,058	66,223

Cash flows from financing activities:
Borrowings under the Credit Facility	78,000	49,000
Repayments on the Credit Facility	(95,796)	(111,000)
Payments of finance lease obligations	(2,829)	(2,430)
Payments of deferred financing costs	(5,500)	—
Distributions paid on distribution equivalent rights	(208)	(218)
Distributions paid to preferred membership interests	(1,512)	(1,261)
Distributions paid on common units	(60,093)	(59,994)
Net cash used in financing activities	(87,938)	(125,903)
Net increase in cash and cash equivalents	4,693	2,385

Cash and cash equivalents at beginning of period	3,137	3,381
Cash and cash equivalents at end of period	$7,830	$5,766

Segment Results

Retail

The following table highlights the results of operations and certain operating metrics of the Retail segment (in thousands, except for the number of retail sites and per gallon amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Gross profit:
Motor fuel	$37,550	$40,732	$123,871	$110,701
Merchandise	32,752	31,981	90,730	87,400
Rent	2,774	2,487	8,209	7,322
Other revenue	4,931	4,785	15,190	13,848
Total gross profit	78,007	79,985	238,000	219,271
Operating expenses	(50,481)	(50,640)	(149,175)	(153,172)
Operating income	$27,526	$29,345	$88,825	$66,099

Retail sites (end of period):
Company operated retail sites (a)	327	353	327	353
Commission agents (b)	219	233	219	233
Total retail sites	546	586	546	586

Total retail segment statistics:
Volume of gallons sold	128,586	141,806	370,304	410,022
Same store total system gallons sold(c)	123,182	133,082	339,191	371,660
Average retail fuel sites	549	592	562	597
Margin per gallon, before deducting credit card fees and commissions	$0.404	$0.384	$0.444	$0.365

Company operated site statistics:
Average retail fuel sites	330	356	337	363
Same store fuel volume(c)	90,626	95,276	245,762	260,862
Margin per gallon, before deducting credit card fees	$0.409	$0.402	$0.459	$0.391
Same store merchandise sales(c)	$101,819	$102,618	$276,412	$276,356
Same store merchandise sales excluding cigarettes(c)	$74,627	$74,351	$200,741	$198,812
Merchandise gross profit percentage	30.3%	28.9%	29.8%	28.4%

Commission site statistics:
Average retail fuel sites	219	236	225	234
Margin per gallon, before deducting credit card fees and commissions	$0.390	$0.340	$0.404	$0.306

(a) The decrease in the company operated site count was primarily attributable to the sale of certain company operated sites in connection with CrossAmerica's real estate optimization effort.

(b) The decrease in the commission agent site count was primarily attributable to the sale of certain commission agent sites in connection with CrossAmerica's real estate optimization effort.

(c) Same store fuel volume and same store merchandise sales include aggregated individual store results for all stores that had fuel volume or merchandise sales and that were operated in the same class of trade for all months for both periods. Same store merchandise sales excludes other revenues such as lottery commissions and car wash sales.

Wholesale

The following table highlights the results of operations and certain operating metrics of the Wholesale segment (thousands of dollars, except for the number of distribution sites and per gallon amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Gross profit:
Motor fuel gross profit	$14,367	$15,718	$46,621	$46,647
Rent gross profit	7,729	7,846	23,637	25,854
Other revenues	1,023	1,221	3,278	3,804
Total gross profit	23,119	24,785	73,536	76,305
Operating expenses	(5,793)	(6,901)	(18,560)	(21,192)
Operating income	$17,326	$17,884	$54,976	$55,113

Motor fuel distribution sites (end of period): (a)
Independent dealers (b)	661	645	661	645
Lessee dealers (c)	310	343	310	343
Total motor fuel distribution sites	971	988	971	988

Average motor fuel distribution sites	977	997	982	1,013

Volume of gallons distributed	162,775	177,662	476,639	519,821

Margin per gallon	$0.088	$0.088	$0.098	$0.090

(a) In addition, CrossAmerica distributed motor fuel to sub-wholesalers who distributed to additional sites.

(b) The increase in the independent dealer site count was primarily attributable to the sale of certain lessee dealer, company operated and commission agent sites but with continued fuel supply, partially offset by the net loss of independent dealer contracts.

(c) The decrease in the lessee dealer site count was primarily attributable to the sale of certain lessee dealer sites in connection with CrossAmerica's real estate optimization effort (generally with continued fuel supply, thereby converting the site to an independent dealer site).

Supplemental Disclosure Regarding Non-GAAP Financial Measures

CrossAmerica uses the non-GAAP financial measures EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. EBITDA represents net income (loss) before deducting interest expense, income taxes and depreciation, amortization and accretion (which includes certain impairment charges). Adjusted EBITDA represents EBITDA as further adjusted to exclude equity-based compensation expense, gains or losses on dispositions and lease terminations, net and certain discrete acquisition-related costs, such as legal and other professional fees, separation benefit costs and certain other discrete non-cash items arising from purchase accounting. Distributable Cash Flow represents Adjusted EBITDA less cash interest expense, sustaining capital expenditures and current income tax expense. The Distribution Coverage Ratio is computed by dividing Distributable Cash Flow by distributions paid on common units.

EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are used as supplemental financial measures by management and by external users of our financial statements, such as investors and lenders. EBITDA and Adjusted EBITDA are used to assess CrossAmerica’s financial performance without regard to financing methods, capital structure or income taxes and the ability to incur and service debt and to fund capital expenditures. In addition, Adjusted EBITDA is used to assess the operating performance of the Partnership’s business on a consistent basis by excluding the impact of items which do not result directly from the wholesale distribution of motor fuel, the leasing of real property, or the day-to-day operations of CrossAmerica’s retail site activities. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are also used to assess the ability to generate cash sufficient to make distributions to CrossAmerica’s unitholders.

CrossAmerica believes the presentation of EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio provides useful information to investors in assessing the financial condition and results of operations. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio should not be considered alternatives to net income or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio have important limitations as analytical tools because they exclude some but not all items that affect net income. Additionally, because EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio may be defined differently by other companies in the industry, CrossAmerica’s definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents reconciliations of EBITDA, Adjusted EBITDA, and Distributable Cash Flow to net income (loss), the most directly comparable U.S. GAAP financial measure, for each of the periods indicated (in thousands, except for Distribution Coverage Ratio):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net income	$8,766	$13,588	$40,237	$31,641
Interest expense	12,176	11,786	34,268	37,199
Income tax expense	3,007	2,865	8,835	3,163
Depreciation, amortization and accretion expense	16,843	20,033	50,673	69,671
EBITDA	40,792	48,272	134,013	141,674
Equity-based employee and director compensation expense	314	364	1,102	1,353
Gain on dispositions and lease terminations, net (a)	(2,415)	(7,387)	(9,618)	(40,789)
Acquisition-related costs (b)	14	60	58	423
Adjusted EBITDA	38,705	41,309	125,555	102,661
Cash interest expense	(10,708)	(11,301)	(31,831)	(35,745)
Sustaining capital expenditures (c)	(5,311)	(1,853)	(11,613)	(7,124)
Current income tax expense (d)	(849)	(382)	(5,191)	(528)
Distributable Cash Flow	$21,837	$27,773	$76,920	$59,264
Distributions paid on common units	20,041	20,012	60,093	59,994
Distribution Coverage Ratio	1.09x	1.39x	1.28x	0.99x

(a) Primarily includes net gains in connection with CrossAmerica's ongoing real estate optimization effort of $2.9 million and $7.4 million for the three months ended September 30, 2026, and 2025, and $10.3 million and $42.5 million for the nine months ended September 30, 2026, and 2025, respectively.

(b) Relates to certain acquisition-related costs, such as legal and other professional fees, separation benefit costs and purchase accounting adjustments associated with recent acquisitions.

(c) Under the Partnership Agreement, sustaining capital expenditures are capital expenditures made to maintain CrossAmerica's long-term operating income or operating capacity. Examples of sustaining capital expenditures are those made to maintain existing contract volumes or to maintain the sites in conditions suitable to operate or lease, such as parking lot or roof replacement/renovation, or to replace equipment required to operate the existing business.

(d) Excludes current income tax expense incurred on the sales of sites.

About CrossAmerica Partners LP

CrossAmerica Partners LP is a leading wholesale distributor of motor fuels, convenience store operator, and owner and lessee of real estate used in the retail distribution of motor fuels. Its general partner, CrossAmerica GP LLC, is indirectly owned and controlled by entities affiliated with Joseph V. Topper, Jr., the founder of CrossAmerica Partners and a member of the board of the general partner since 2012. Formed in 2012, CrossAmerica Partners LP is a distributor of branded and unbranded petroleum for motor vehicles in the United States and distributes fuel to approximately 1,500 locations and owns or leases approximately 900 sites. With a geographic footprint covering 34 states, the Partnership has well-established relationships with several major oil brands, including ExxonMobil, BP, Shell, Marathon, Valero, Phillips 66 and other major brands. CrossAmerica Partners LP ranks as one of ExxonMobil’s largest distributors by fuel volume in the United States and in the top 10 for additional brands. For additional information, please visit www.crossamericapartners.com.

Contact

Investor Relations: Randy Palmer, rpalmer@caplp.com or 610-625-8000

Cautionary Statement Regarding Forward-Looking Statements

Statements contained in this release that state the Partnership’s or management’s expectations or predictions of the future are forward-looking statements. The words “believe,” “expect,” “should,” “intends,” “estimates,” “target” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica’s Form 10-K or Forms 10-Q filed with the Securities and Exchange Commission, and available on CrossAmerica’s website at www.crossamericapartners.com. The Partnership undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.